Free Writing Prospectus
Dated September 1, 2009
Filed pursuant to Rule 433
under the Securities Act of 1933
Registration Statement No. 333-160150

CHINA NATURAL GAS, INC.
Free Writing Prospectus

Information contained in the following investor presentation was used by China Natural Gas, Inc. (the “Company”), Roth Capital Partners, LLC and Simmons & Company International in connection with certain investor presentations relating to the offering of securities.

Forward-Looking Statements

Some of the statements contained in this free writing prospectus may constitute forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. More detailed information about factors that may affect our performance may be found under “Risk Factors” in the preliminary prospectus supplement. Any forward-looking statements included in this free writing prospectus are based on information available to us on the date of this free writing prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the Company and this offering.  You may obtain these documents for free from the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it from Roth Capital Partners, LLC, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA, 92660, by telephone at 1-800-678-9147, by e-mail to rothecm@roth.com, or by fax to (949) 720-7227.

China Natural Gas Inc.

NASDAQ Global Market: CHNG

August 2009


西蓝 CNG 加气站

Safe Harbor Statement

This document has been prepared by China Natural Gas Inc. ("CHNG" or the "Company" or "We") solely for use at the presentation to [potential investors]. By accepting this document, you are agreeing to maintain absolute confidentiality regarding the information disclosed in this document. This document forms a part of the Confidential Information as defined in the confidentiality agreement previously signed by you.

The information contained in this document has not been independently verified. No representation or warranty, whether express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness or correctness of such information or opinions contained herein. None of the Company nor any of its respective directors, officers, employees, agents, affiliates, advisers or representatives shall be in any way responsible for the contents hereof, or shall have any liability whatsoever (in negligence or otherwise) for any loss howsoever arising from any use of this document or its contents or otherwise arising in connection with this document.

This document contains forward-looking statements that reflect the Company's beliefs and expectations about the future. These forward-looking statements are based on a number of assumptions about the Company's operations, and subject to risks, uncertainties and other factors beyond the Company's control. These forward-looking statements include, without limitation, statements relating to the Company's goals and strategies; the future growth of the PRC's natural gas market, including factors driving that growth; the Company's expectations regarding demand for the Company's products and services; the Company's ability to expand the Company's production, the Company's sales network and other aspects of the Company's operations; expected changes in the Company's revenues and certain cost and expense items; the Company's ability to effectively protect the Company's intellectual property rights and not infringe on the intellectual property rights of others; the Company's belief regarding the competitiveness of the Company's products and services; competition in the PRC natural gas market; relevant government policies and regulations relating to the natural gas industry and other areas relevant to the Company's business activities; any significant changes to the PRC government's natural gas utilization reform; general economic and business conditions in the PRC; the Company's future business development and economic performance; and the Company's use of proceeds. The Company's actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons.

This document does not constitute an offer or invitation to purchase or subscribe for any shares of the Company for sale in the United States or anywhere else. No part of this document shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. No shares of the Company may be sold in the United States without registration with the United States Securities and Exchange Commission ("SEC") or an exemption from such registration.

No part of this document may be reproduced, redistributed or passed on, directly or indirectly, to any other person (whether within or outside your organization/firm) or published, in whole or in part, for any purpose. No part of this document may be distributed, reproduced, taken or transmitted into the United States, Canada or Japan.

Regulation G Compliance

You are also reminded that during this presentation, certain non-GAAP financial measures, such as EBITDA, may be discussed. These measure should not be considered an alternative to net income, or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). These measures are not necessarily comparable to a similarly titled measure of another company. Please refer to Appendix A for information that reconciles these discussed figures with the most comparable GAAP measures.

Equity Snapshot

NASD: CHNG	FYE: December 31
Price (8/19/09)	$8.73
Basic Shares Outstanding	14.6MM
Fully Diluted Shares Outstanding	16.8MM
Market Cap. (Fully Diluted)	$146.3MM
Enterprise Value (Fully Diluted)	$176.5MM
Cash	$9.7MM
Debt[(1)]	$40.0MM
Revenue (TTM)	$76.1MM
EBITDA (TTM)	$29.5MM
Net Income (TTM)	$16.9MM
Diluted EPS (TTM)	$1.16
2009 Company Revenue Guidance	$78.0MM - $83.0MM
2009 Company Net Income Guidance	$17.5MM - $18.5MM

(1) Balance of Non-Convertible Notes, inclusive of debt discount, held by Abax

Note: TTM as of June 30, 2009

Introducing CHNG

CHNG Overview

- A leading provider of compressed natural gas (CNG) for vehicular fuel and pipeline natural gas (PNG) for industrial, commercial and residential use
- 35 fueling stations for taxis and buses in Shaanxi (23 stations) and Henan (12 stations)
- Almost 150 million Nm^3 sold in FY2008
- CNG suppliers include PetroChina Changqing and Shaanxi Natural Gas Co. among others



Xi'an City, Shaanxi Province

- Population: 8.3 million[(1)]
- Number of Vehicles: 940,000[(2)]
- GDP CAGR 18.4% from 2003 to 2008 (national average of 17.2%)[(3)]

Henan Province

- Zhengzhou, Kaifeng, Xuchang
- Higher retail pricing
- Higher potential as car conversion rate increases

(1) Xi'an Municipal Government as at December 31, 2007
(2) Xi'an Vehicle Management Bureau statistics as of December 31, 2008
(3) Xi'an Municipal Bureau of Statistics

Growing Footprint in the Natural Gas Industry Supply Chain


Exploration / Production
Transmission
Distribution of CNG
Retailing of CNG
Processing
Tank Truck Fleet
CNG Fueling Stations
CNG
CNG
Residential, commercial, industrial consumers
PNG
Liquefaction/ Processing of LNG
Distribution/ Delivery of LNG
Utility/Power Plants/Industrial customers
LNG
LNG Trailers
LNG

CHNG's existing core businesses

CHNG's core businesses under development

Improving Delivery Infrastructure Will Drive Gas Usage Rate

- Phase 1 of West East Pipeline constructed in 2004
- Phase 2 will be completed in 2011
- Three pillars of PRC’s gas supply are onshore (Northwest), imported (LNG) and piped (gas from Russia)


Phase 2
Phase 1
4500km
Xi’An
1100km
1027km
1600km
Hongkong
Macau
Australian LNG
Provinces

Xi’An is the central hub for China’s gas delivery from key northwest region

High Growth Through Sustainable Competitive Advantages

Operating History

2005	2006	2007	2008	2009	2009E
First CNG fueling station business in Xi'an	LNG project launched	Construction of LNG processing and distribution plant started	$40MM debt financing with Abax Lotus completed	NASDAQ Global Market Listed	Construction of LNG Project expected to be completed before end of 2009
$4.9	$18.8	$35.4	$67.7	Total Revenues ($MM)	
1	11	24	35	CNG Fueling Stations	
	39.3MM Nm^3	83.7MM Nm^3	147.7MM Nm^3	CNG Sold Through Fueling Stations	

Dominant Supply Position and Operations

- Strong government relations
- Supply contracts with PetroChina and Shaanxi Natural Gas
- Perfect safety record
- Strategic location near natural gas supply pipeline
- Successful track record of organic and acquisition growth

Investment Highlights

- Large and Growing Market Opportunity for Natural Gas
- Strong Government Support For Clean Energy Industry
- High Brand Recognition and Market Leadership
- Strategic Cooperation with CNPC for CNG Expansion
- Large LNG Project Augments Long-Term Growth
- Proven Management Team – Achieved Revenue CAGR '06 – '08: 53%

China Natural Gas is Uniquely Positioned to Capitalize on China's Expanding Natural Gas Market

Increasing Diversification of Revenue Sources


2009
Vehicle Conversion
Piped Natural Gas
CNG Refueling Stations
2010
Liquefied Natural Gas
CNG Refueling Stations
Vehicle Conversion
Piped Natural Gas

Business Segments

- CNG Fueling Stations
- Piped Natural Gas
- LNG

Comprehensive Fueling Station Network Drives Volume



Network Statistics

- Ownership of 23 stations in Xi'an, Shaanxi province (approximately 30% market share)
- 12 owned stations in Henan province
- 35 stations total

Key Locations

- We believe taxis refuel 3-4 times a day; buses 1-2 times
- Our network must provide them with accessible locations throughout the city
- We believe taxis take 2 minutes to refuel; buses take 6 minutes



CNG Business Model: Strong Cash Flow Annuity

Fueling Stations / Sales Volume Analysis


Shaanxi
Henan
Sales Volume
Number of Fueling Stations
Volume (000s m^3)
25
20
15
10
5
0
160
140
120
100
80
60
40
20
0
11
16
8
23
12
2006
2007
2008

Revenue and Gross Margin Analysis


Revenue (US$)
Gross Profit
Margin (%)
Revenue (millions)
60
50
40
30
20
10
0
54.0%
52.0%
50.0%
48.0%
46.0%
44.0%
42.0%
12,439
26,736
53,225
45.7%
48.6%
52.2%
2006
2007
2008

Both Self Built and Acquired Stations Are Attractive

USD '000	Shaanxi Province Self-built	Shaanxi Province Acquired [1]	Henan Province Self-built	Henan Province Acquired [1]
Filling Station	$1,300	$2,000	$1,300	$2,000
Tankers (2); Locomotive (1)	$400	$400	$400	$400
Total Investment	$1,700	$2,400	$1,700	$2,400
Annual sale volume ('000 m3)	4,889	4,889	4,037	4,037
Average sale price net of VAT ($/m3)	0.34	0.34	0.41	0.41
Annual revenue	**$1,673**	**$1,673**	**$1,675**	**$1,675**
Gross margin (%)	52.5%	52.5%	54.1%	54.1%
EBITDA	751	751	793	793
EBITDA (%)	44.9%	44.9%	47.3%	47.3%
Cash Payback period (years) [2]	**2.26**	**3.19**	**2.14**	**3.03**

Historical cash payback between 2 and 3 years

(1) Based on negotiated prices to date
(2) Defined as EBITDA/Initial Capital Investment + Gas Inventory

New Joint Venture with CNPC

中石油昆仑
CNPC Kunlun Limited

Scope	Co-development of CNG fueling stations along West East Pipeline
Initial Investment / Ownership	CHNG invests $3.6m for 49% stake CNPC invests $3.7m for 51% stake CHNG has 2 of 5 board seats
CHNG Role	Day to day operation of fueling stations 2 planned in 2H09 and additional 3 stations planned to be licensed and permitted by end of 2009
PetroChina Role	Gas supply and site permitting

Vehicle Conversion Businesses

Vehicle Conversion Service

- 4 CNG conversion workshops in Xi'an
- Target customers: taxis, public transportation vehicles and fleet vehicles



Daily Savings

Daily taxi fuel cost (based on 400 kms per day and 10 liter gasoline / 10 cubic meter CNG per 100 km)


$33.6
54% savings
Gasoline
$15.5
CNG

Other Benefits

- Longer service life
- Reduced maintenance requirements

40 to 60 day payback period for taxi conversion

Business Segments

CNG Fueling Stations

Piped Natural Gas

LNG

Piped Natural Gas Businesses

Piped Natural Gas

- 120 km high pressure natural gas pipeline
- Franchise monopoly rights for 40 years
- 103,000 residential and industrial users (growing 10% annually)
- Gas provided by Shaanxi NG (SOE)
- Regulated pricing





Business Segments

CNG Fueling Stations

Piped Natural Gas

LNG

Our 150MM Nm^3 Gas Liquefaction Project in Yulin, Shaanxi



Liquefaction/Processing



Distribution/Delivery


LNG Trailers

Upstream supply sourced from PetroChina

- Net capacity is 150 million Nm^3
- 100% already committed *
- Equipment contractor is Chemtex
- Customer reach up to 1,600 km radius (Guangdong, Guangxi, Fujian)

We believe we are the only licensed supplier in Shaanxi Province

* XXNGC has signed guarantees committing to deliver minimum amounts to potential customers. The customers are not required to purchase any minimum amount from the Company

LNG Project: Attractive Economics

- $45MM total cost; $32MM invested to date
- PetroChina supplying natural gas at their well head price
    - 150MM Nm^3 per annum commitment
- Strong government assistance for utility infrastructure
- Highly automated plant will save labor costs
- Additional savings by using own transport tankers

LNG Project on Track

Yulin, Shaanxi

- Center of the Ordos Basin
- 320 billion cubic meters reserves in Ordus Basin
- 1 km from PetroChina Changqing natural gas purification factory
- 25 acres of land for phase 2 and 3 expansion
- Expected to be the major transport hub

LNG Project Completion Blueprint



Date	Milestone
3Q'07	Commence Construction
1Q'08	Secure Financing to Fund Plant
2Q'08	Purchase Contract for Equipment
4Q'09	Trial Testing
1Q'10	Commercial Operation
4Q'10	Purchase Transport Tankers

Liquefied Natural Gas (LNG) Target Customers

Key Target Customers

- Natural gas power plants
- City gas companies covering industrial, commercial and residential end users
- LNG fueling stations in cities and ocean ports



Key Target Geographic Markets

- The industrialized and urbanized eastern and southern coasts of China


East China
South China

Strategic Customers

Customer/Industry	Volume *
Gas fired power plant	70MM Nm^3
Municipal gas distributor	50MM Nm^3
Municipal gas distributor	20MM Nm^3
Municipal gas distributor	20MM Nm^3
	160MM Nm^3

* XXNGC has signed guarantees committing to deliver minimum amounts to potential customers. The customers are not required to purchase any minimum amount from the Company

Explicit Policy Support for Natural Gas



Central Government

- 11th 5-Year Plan: Reemphasized natural gas usage at expense of coal
- 2007 Energy Law: Provided legal infrastructure for natural gas market

Key PRC Mandates


Increase the use of natural gas
Market oriented pric mechanism
Subsidies and beneficial tax policies
Reduce consumption of coal

National Development and Reform Commission

- Energy blueprint (2007)
- New policy submitted in May 2009 further supports natural gas development
- CNG/Gasoline hybrid vehicles a top priority

Provinces and Cities

- Demand driven support via conversion subsidies for cabs and buses
- 1999 Clean Auto program implemented in 12 key cities

Robust Growth Since Broad Introduction 10 Years Ago



Natural Gas Consumption in China by Sector(1)
Volume in billions Nm³
80
70
60
50
40
30
20
10
0
Electricity Plants
Heat Plants
Energy Sector
Industry Sector
Transport Sector
Residential
Commercial, Public Services
Feedstock Use in Industry
CAGR 2000 – 2007: 17.0%
2000
2001
2002
2003
2004
2005
2006
2007

Industry and residential sectors both demonstrate high demand

(1) IEA, Natural Gas in China, Market Evolution and Strategy (June 2009)

Addressable Market Still Very Large

Total Reserve



Billion Cubic Meters
7000
6000
5000
4000
3000
2000
1000
0
5,978
2,266
U.S.
China

Annual Consumption



Billion Cubic Meters
750
500
250
0
653
70
U.S.
China

U.S. Natural Gas vs. Total Energy Usage



Others
76%
Natural Gas
24%

China Natural Gas vs. Total Energy Usage



Others
97%
Natural Gas
3%

Available supply, government motivated by environmental concerns

Source: US Energy Information Association, 2007; PRC Statistical Year Book, 2007

Competition By Business Line

CNG Fueling Stations ***CHNG: 35 stations***	Xi'an City: Xi'an Municipal NG (15 stations), another 35 companies privately owned Henan: Zhengzhou NG (8 stations)
Piped Natural Gas ***CHNG: 103K customers***	Xi'an City: Shaanxi Qinhua (JV with HK Town Gas – 0384.HK), 790,000 customers
LNG ***CHNG: 150MM Nm3***	Xinjiang: Guanghui (600256.SH): 450MM Nm^3 facility, FY08 sales of 306MM Nm^3

Growth Strategies

Expand Compressor Station's Production Capacity

Increase Market Share in Existing Markets

Ensure Adequate Supply of Natural Gas

Expand Geographical Coverage

Diversify into LNG business

Pursue Strategic CNG Acquisitions / Cooperation

Robust Revenue Growth



Consolidated Revenues
(USD in millions)
70
65
60
55
50
45
40
35
30
25
20
15
10
5
0
2 yr CAGR 2006 – 2008: 53%
YoY Growth: 27%
$18.8
5.1
13
$35.4
7.1
28.3
$67.7
7.4
4.6
55.7
$30.9
3.5
2.3
25.1
$39.3
5.8
2.8
30.7
2006
2007
2008
1H2008
1H2009
Natural Gas
Gasoline
Construction/Installation and Other

Consistent Financial Margins



49.1%
48.3%
50.0%
50.7%
32.7
25.8%
22.4%
19.9
20.5%
20.5%
17.4
15.2
13.8
9.1
6.3
8.1
2007
2008
1H2008
1H2009
Gross Profit
Net Income
Gross Margin
Net Margin

Strong Balance Sheet

Summary Balance Sheet			
(USD In millions)	As of December 31		As of June 30
	2007	2008	2009
Cash	$13.3	$5.9	$9.7
Accounts Receivable	0.3	0.9	1.0
Current Assets	15.7	9.6	14.0
Total Assets	53.3	118.3	131.3
Total Current Liabilities	2.1	4.6	7.2
Long Term Liabilities	0.0	42.0	45.5
Shareholder's Equity	$51.2	$71.6	$78.6
Long Term Liabilities/Equity	0.0%	58.7%	57.8%

Strong Working Capital Position

Consolidated DSOs

- FY2007 – 4.5
- FY2008 – 3.2
- 1H2009 – 4.3

Cash Flow from Ops

- FY2007 – $10.5MM
- FY2008 – $20.9MM
- 1H2009 – $14.4MM

Capital Expenditures

- FY2007 – $14.7MM
- FY2008 – $62.2MM
- 1H2009 – $10.4MM

Use of Proceeds

Use of Proceeds	
$16.0MM	Acquire 8 CNG fueling stations in Xi'An
$3.2MM	Purchase 8 CNG trucks (with 16 tanks) to transport CNG
$8.4MM	Completion of LNG processing plant
$3.6MM	JV with CNPC
$8.8MM	Working capital
$40.0MM	Total Proceeds

Experienced and Proven Management Team

Name	Experience
Qinan Ji *Chairman and CEO*	• Acquired CHNG in 2003 • Over 20 years experience in the energy business • Bachelor of Economic Management from Northwestern University (Shaanxi)
Veronica Jing Chen *CFO*	• Joined CHNG in May 2009 • 20 years in accounting and finance • Prior CFO to China Valves Technology (CVVT) and Origin Agritech (SEED) • CPA, Ph.D. and MBA
Bin Wang *Chief Engineer*	• Joined former company in 2001 • More than 10 years in energy project engineering • Responsible for maintenance, safety and new construction • Bachelor in Engineering from Nanchang Hangkong Industry College

Summary

Large and Growing Market Opportunity for Natural Gas

Strong Government Support For Clean Energy Industry

High Brand Recognition and Market Leadership

Strategic Cooperation with CNPC for CNG Expansion

Large LNG Project Augments Long-Term Growth

Proven Management Team – Achieved Revenue CAGR '06 – '08: 53%

China Natural Gas is Uniquely Positioned to Capitalize on China's Expanding Natural Gas Market

Contact Information

Company – China Natural Gas, Inc.
Ms. Veronica Chen – CFO
19th Floor Building B, Van Metropolis
Tang Yan Road, Hi-Tech Zone
Xi'An, Shaanxi, China
Tel: (917) 880-8726 / (86) 139 9287 9998
Email: ir.chng@naturalgas.com

Investor Relations – ICR, Inc.
Mr. Michael Tieu
15th Floor One Corporate Avenue, 222 Hubin Road
Shanghai 200021, China
Tel: (86) 10 6599 7960
Email: michael.tieu@icrinc.com

Legal Counsel – DLA Piper Hong Kong
Mr. Gene Buttrill
40th Bank of China Tower, 1 Garden Road
Hong Kong
Tel: (852) 2103 0808
Email: gene.buttrill@dlapiper.com

Auditor – Moore Stephens Wurth Frazer and Torbet LLP
Ms. Susan Woo
135 South State College Blvd, Suite 300
Brea, CA 92821
Tel: (714) 990 1040
Email: swoo@mswft.com

About Non-GAAP Financial Measures

This presentation contains non-GAAP financial measures for EBITDA. China Natural Gas, Inc.'s management uses those non-GAAP financial measures when it internally evaluates the performance of business and makes operating decisions, including internal budgeting and performance measurement. China Natural Gas, Inc. believes that providing the non-GAAP measures are useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand China Natural Gas, Inc.'s financial performance in comparison to historical periods, and it allows investors to evaluate China Natural Gas, Inc.'s performance using the same methodology and information as that used by China Natural Gas, Inc.'s management. However, investors need to be aware that non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure.

The Company has provided a reconciliation table of the non-GAAP measure to the equivalent GAAP measure.

CHINA NATURAL GAS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	2008 2H	2009 H1
Net Income	8,868,905	8,064,379
Plus:		
Depreciation and amortization	2,116,527	2,782,209
Non-operating income	1,311,157	2,143,237
Provision for income tax	2,017,504	2,183,939
EBITDA	14,314,093	15,173,764